Exhibit 12.1
Computation of Ratios of Earnings to Fixed Charges
(in thousands, except for ratios)

                                          Nine Months Ended
                                            September 30,                                 Year Ended December 31,
                                              2001         2000            2000         1999        1998        1997         1996
                                      --------------------------   ---------------------------------------------------------------

Fixed Charges
  Interest expense                        $    223     $    173       $     228     $    231     $   151     $   153      $   272
  Estimated interest
    portion of rent expense (25%)              328          515             619          683         595         535          325
                                      --------------------------   ---------------------------------------------------------------
Total Fixed Charges                            551          688             847          914         746         688          597

(Loss) income from continuing
    operations before income taxes         (22,300)     (21,970)        (28,506)     (16,822)    (19,954)      5,341        6,122

Add:  Fixed charges                            551          688             847          914         746         688          597
Less:  Equity in (earnings)/losses
    and other adjustments of NPI                 -            -           1,411        7,188       1,130           -            -
                                      --------------------------   ---------------------------------------------------------------

Earnings (loss) before fixed charges      $(21,749)    $(21,282)       $(27,659)    $(14,498)   $(12,020)    $ 7,159      $ 6,719

Ratio of earnings to fixed charges               -            -               -            -           -        10.4         11.3

     For the purpose of  calculating  the ratio of  earnings  to fixed  charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, and estimated interest within rental expense. We have no amoritization of debt issuance costs, preference securities, or capitalized interest. Earnings were inadequate to cover fixed charges by $551,000, $688,000, $847,000, $914,000, and $746,000, for the nine months ended September 30, 2001
and  2000  and  for  the  years  ended  December  31,  2000,   1999,  and  1998,
respectively.

     The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 is incorporated by reference.